Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager – Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES ACQUISITION OF SHALLOW WATER GULF OF

MEXICO ASSETS AND ACCELERATION OF ITS ONSHORE PROGRAMS; UPDATES 2013

AND PROVIDES 2014 PRODUCTION GUIDANCE

LAFAYETTE, LA – June 19, 2013 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has entered into definitive agreements to acquire certain shallow water Gulf of Mexico producing properties (the “Acquired Assets”) for approximately $193 million in cash. The transactions will be effective as of January 1, 2013 and are expected to close in July 2013, subject to customary closing conditions.

Transaction Overview

•

Average daily net production from the Acquired Assets in May 2013 is estimated to be approximately 1,100 Bbls of oil and 19,000 Mcf of natural gas. The Company expects to operate approximately 80% of the production associated with the Acquired Assets.

•

Based on a third-party reserve engineering firm’s report, the estimated proved reserves attributable to the Acquired Assets as of December 31, 2012 were 2,105 MBbls of oil, 134 MBbls of natural gas liquids and 23.8 Bcf of natural gas with a PV-10 value of $195 million, using average prices of $106.88 per barrel of oil and $2.72 per Mcf of natural gas. The Company estimates that after adjusting December 31, 2012 proved reserves for the estimated net production from the effective date through June 30, 2013, the proved reserves associated with the Acquired Assets as of July 1, 2013 are approximately 5,276 MBoe with an associated PV-10 value of approximately $171 million, using average prices of $92.32 per barrel of oil and $4.37 per Mcf of natural gas. In addition, the Company estimates that, after adjusting December 31, 2012 proved reserves for the estimated production from the effective date through June 30, 2013, the proved plus probable and possible reserves associated with the Acquired Assets as of July 1, 2013 are approximately 8,500 MBoe (41% liquids) with an associated PV-10 value of approximately $278 million, utilizing the two “above” pricing assumptions in the preceding sentence.

•

During the quarter ended March 31, 2013 and the year ended December 31, 2012, the Acquired Assets generated revenues less direct operating expenses totaling $13.0 million and $37.6 million, respectively. The tables below illustrate the pro forma impact of the Acquired Assets on the Company after adjusting for such revenues less direct operating expenses for the periods presented:

	Twelve Months		Three Months
	Ended December 31, 2012		Ended March 31, 2013
	PQ	PQ - Pro Forma (2)	PQ	PQ - Pro Forma (2)

Adjusted EBITDA (MM) (1)	$87.3	$124.9	$21.5	$34.5
Production:
Oil (Bbls/d)	1,422	2,070	1,397	2,364
NGL (Mcfe/d)	9,199	10,412	11,829	12,388
Natural Gas (Mcf/d)	75,044	91,350	71,518	90,300

Total (Mcfe/d)	92,775	114,182	91,729	116,872

(1)	See the attached reconciliation of the Company’s Adjusted EBITDA to net income
(2)	Includes adjustments for production and revenues less direct operating expenses of the Acquired Assets

•	The Acquired Assets include:

•	Interest in seven offshore blocks

•	14 producing wells and two wells waiting on completion and expected to come online in July 2013

•	Operating rights with respect to 4 of the blocks including 11 of the above noted wells

•	Seven shallow water platforms (water depths less than 200 feet) ranging in age from 0-5 years

•	Rights to participate in two oil-focused drilling opportunities during the second half of 2013

•	Multiple additional drilling opportunities currently under evaluation

•

The Company expects to hedge a meaningful portion of the estimated future production from the Acquired Assets over the next several months. In connection with this hedging program, the Company recently hedged 250 barrels of oil per day for July through December 2013 at $97.00 per barrel of oil and 250 barrels of oil per day for 2014 at $92.50 per barrel of oil.

Acquisition Financing

In conjunction with the acquisitions, the Company has secured $185 million in bridge loan commitments from a group of banks led by J.P. Morgan. The Company is currently evaluating its permanent financing options dependent upon general market conditions. In conjunction with the transactions, the borrowing base on the Company’s senior secured bank credit facility will be increased from $150 million to $200 million and the commitment levels will be increased from $100 million to $150 million, subject to certain conditions.

Development Acceleration

As a result of the Acquired Assets’ contribution to the Company’s oil production, the transaction is expected to be highly accretive to the Company’s cash flow, which will enable the Company to increase its capital expenditure budget in the future. Consistent with the Company’s strategy of utilizing a portion of its free cash flow from Gulf Coast Basin operations to fund its resource asset development, as a result of this transaction the Company plans to significantly increase activity in the liquids rich Woodford and Cotton Valley portions of its portfolio. Utilizing the expected free cash flow from the Acquired Assets, the Company plans to drill over 50 liquids rich Woodford wells in 2014 (compared to 16 liquids rich wells estimated for 2013), all under the Company’s Woodford Joint Venture cost sharing structure, as well as 10 to 15 horizontal Cotton Valley wells in 2014 (compared to 1 well for 2013). In addition, the Company plans to continue to participate in oil-focused opportunities in its Gulf Coast Basin assets, including the Acquired Assets.

2013 and 2014 Guidance

The Company will provide third quarter 2013 guidance in conjunction with its second quarter 2013 earnings release.

The following updates guidance for 2013 assuming the acquisition of the Acquired Assets in July 2013:

Description	Guidance for 2013
Production volumes (MMcfe/d)	105 - 110
Percent Natural Gas	75%
Percent Oil	12%
Percent NGL	13%
Expenses:
Lease operating expenses (per Mcfe)	$1.15 - $1.25
Production taxes (per Mcfe)	$0.10 - $0.15
Depreciation, depletion and amortization (per Mcfe)	$1.80 - $1.90
General and administrative (in millions) (1)(2)	$21 - $23
2013 Capital Expenditures (in millions) (3)	$95 - $110

(1)	Includes non-cash stock compensation estimate of $2.8 mm
(2)	Excludes potential transaction costs associated with financing of the acquistion
(3)	Excludes purchase of the Acquired Assets

The following initiates production guidance for 2014 assuming the acquisition of the Acquired Assets in July 2013:

Description	2014
Production volumes (MMcfe/d)	125 - 140
Percent Natural Gas	70%
Percent Oil	13%
Percent NGL	17%
2014 Capital Expenditures (in millions)	$130 - $150

Management Statement

“We are excited about this transformational acquisition in one of our existing core areas as it significantly enhances our current daily oil production and cash flow without substantially altering our longer-life focused reserve profile. This transaction is consistent with our overall strategy that was established back in 2003 of pursuing highly accretive projects and investing a portion of our Gulf Coast Basin cash flow to fund our resource trend expansion,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our anticipated cash flow from these acquired assets is expected to be sufficient to fund our enhanced Gulf Coast project inventory and accelerate our onshore drilling programs.”

Conference Call to Discuss the Acquisition

A conference call and webcast, during which management will discuss the acquisition, is scheduled for Thursday, June 20, 2013 at 9:30 a.m. ET. Investors and analysts may participate via phone by dialing 1-877-317-6789 five to ten minutes before the scheduled start of the conference call or via webcast by logging on to our website, www.petroquest.com, at least 15 minutes prior to the scheduled start of the call.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Non-GAAP Financial Measures:

PV-10 to Standardized Measure Reconciliation as of December 31, 2012 ($000’s)

Discounted pre-tax future net cash flows (PV-10)	$194,767
Future income taxes discounted at 10%	(68,168)

Standardized measure of discounted future cash flows	$126,599

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways.

Adjusted EBITDA to Net Income

($ in thousands)	Twelve Months Ended December 31, 2012	Three Months Ended March 31, 2013
Net Income (Loss)	($137,218)	$2,607
Income tax expense	1,636	349
Interest expense & dividends	14,947	4,144
Depreciation, depletion, and amortization	61,570	13,071
Non cash stock compensation	6,910	556
Accretion of asset retirement obligation	2,078	332
Derivative Expense	233	437
Ceiling test writedown	137,100	—

Adjusted EBITDA	$87,256	$21,496

Adjusted EBITDA represents income before interest expense (net), dividends, income tax, depreciation, depletion, amortization, accretion of asset retirement obligation, non-recurring or unusual gains, losses on early extinguishment of debt, derivative expense; non cash stock compensation and ceiling test writedowns. We have reported Adjusted EBITDA because we believe Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. We believe Adjusted EBITDA assists such investors in comparing a company’s performance on a consistent basis without regard to depreciation, depletion and amortization, which can vary significantly depending upon accounting methods or nonoperating factors such as historical cost. Adjusted EBITDA is not a calculation based on generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by other companies. Adjusted EBITDA amounts may not be fully available for management’s discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results.

Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States. The above table reconciles net income (loss) to Adjusted EBITDA for the periods presented.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future proved, probable and possible reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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